M&G Code of Ethics

Index

1	Overview
1.1	Structure	5
1.2	Why we have an M&G Code of Ethics	5
1.3	How the Code applies to you	5
1.4	Confirmation of understanding	6
1.5	General – other policies	6
1.6	Definitions	6
2	Personal Account Dealing – Access Persons
2.1	General	9
2.2	What is a personal account deal?	9
2.3	What you have to consider before undertaking a personal account deal	9
2.4	What you need to do when undertaking a personal account deal	10
2.4.1 All Access and Connected Persons, other than Equity Investment Professionals		10
2.4.2 All Equity Investment Professionals		11
2.5	What you have to do once you have completed your personal account deal	11
3	Personal Account Dealing - Employees
3.1	General	12
3.2	What is a personal account deal?	12
3.3	What you have to consider before undertaking a personal account deal	12
3.4	What you need to do when undertaking a personal account deal	13
3.5	What you have to do once you have completed your personal account deal	13
4	Securities Reporting – Access Persons
4.1	General	14
4.2	Initial/Annual Statement of Investments Held	14
4.3	Quarterly Statement of Investments	14
4.4	Annual Statement of Investments Held	14
4.5	Additional requirements for Equity Dealers and Fund Managers of US-based Clients
	(Vanguard and Jackson) registered as a CF30 with the FSA	15
5	Personal associations
5.1	General	16
5.2	Guidelines	16
5.3	Criteria	16
5.4	What to do	16

Index continued overleaf

M&G Code of Ethics 3

6	Gifts and Benefits
6.1	General	17
6.2	Inducement	17
6.3	Guidelines	17
6.4	Approval	17
6.5	Managers responsibility	17
6.6	Approved Gifts and Benefits forms	18
6.7	Record keeping	18
7	Administration
7.1	Controls	19
7.2	Records	19
Tables
Table 1: How the Code applies to you		20
Table 2: Financial Instruments and their Reporting Requirements		21/22
Appendices
A. Flowchart - Personal Account Dealing		23
B. Request For Permission To Deal Form (RFPTD)		24/25
C. Initial/Annual Statement of Investments Held		26/27
D. Statement of Transactions During The Quarter		28
E. Personal Association Form		29
F. Gifts and Benefits Form		30/31
G. Federal Securities Laws		32
Version Control		33

4	M&G Code of Ethics

1 Overview

1.1 Structure

The M&G Code of Ethics (“the Code”) document sets out the following:

i.	Why we have a Code of Ethics;
ii.	Personal account dealing requirements;
iii.	Investment reporting requirements;
iv.	Personal association requirements;
v.	Gifts and benefits requirements.

1.2 Why we have a Code of Ethics

First, we are required to have a Code of Ethics by the United States Securities and Exchange Commission (SEC), which regulates M&G Investment Management Ltd (“MAGIM”) as an Investment Adviser in relation to the US clients of MAGIM. Secondly and more generally, as an Employee of the M&G Group, comprising M&G Limited and its subsidiaries (“M&G”), you are expected to maintain the highest ethical and professional standards. Amongst other things this means that you should do nothing to gain advantage for yourself to the detriment of M&G or its clients. Where you identify a situation that puts your interests in conflict with those of a client you should: • put the client’s interests first; or • declare yourself conflicted and ask someone else who you believe to be not conflicted to deal with the particular matter; or • refer the matter to your senior manager for guidance.

In relation to conflicts of interest, perception is as important as fact. You must therefore take care to ensure that you do not do anything that looks as if it is gaining you or M&G an advantage at the expense of its clients.

That said, M&G recognises that it is perfectly acceptable for you to receive business hospitality or conduct a personal investment transaction as long as you do so in accordance with the requirements set out in the Code. However, failure to act in accordance with the Code will be regarded as a serious matter and could in certain circumstances result in disciplinary action including dismissal.

If at any time you realise you have not complied with the requirements of the Code, you should immediately contact MAGIM Compliance. If however you observe another person’s behaviour which is not compliant with the Code you may choose to report this either to MAGIM Compliance or in confidence directly to the Legal and Compliance Director, Anthony Ashplant.

1.3 How the Code applies to you

Table 1 on “How the Code applies to you” set out on page 20 shows you how the various parts of the Code apply to you as an Employee (see Definitions). The application of the Code is location specific so if you transfer locations the rules applying to you may change and it is your responsibility to ensure that you comply with the rules at that location.

PRUPIM staff are subject to the Code but are to make gift and benefit reports to PRUPIM Compliance via an electronic form rather than to MAGIM Compliance. Further guidance should be sought from the PRUPIM Compliance Director.

In addition to the guidance in this Code, Business Units such as PRUPIM or the Macro Investment Business may, from time to time, implement additional local rules at any of its office locations.

Staff on long-term sick leave or maternity leave are exempt while on leave from the obligation to seek pre-clearance for, or to lodge quarterly or annual reports of personal account dealing (provided that they do not have access while on leave to certain systems which contain details of transactions undertaken by MAGIM on behalf of its clients, which include but are not limited to; FODB, Quasar, LatentZero, CAMS, STP, PRIME). The first annual or quarterly report on return to work however must include all transactions undertaken while the person was on long-term sick leave or maternity leave.

M&G Code of Ethics 5

1.4 Confirmation of understanding

M&G is required to ensure that each person covered by the Code receives and understands its contents.

This means that when you join M&G you will be requested either to complete a declaration on the ‘I’ or to submit a written acknowledgement confirming that you have received and understood those aspects of the Code which apply to you.

Each time an amendment is made to the Code, M&G must ensure that you are issued with a copy of the revised Code, that you acknowledge receipt of the revised Code and that you understand those aspects of the Code which apply to you. To evidence this process you will be requested to complete either a declaration on the ‘I’ or a written declaration confirming that you have received and understood those aspects of the Code which apply to you.

1.5 General – other policies

Whilst this Code sets out certain matters in relation to your conduct whilst employed by M&G, there are a number of other policies which you should also be aware of and comply with including, but not limited to: • The Prudential Group Code of Business Conduct (section 17.1 of the Group Governance Manual) • The Prudential Anti-Bribery Policy (section 23.7 of the Group Governance Manual)

Each of these is available on the Prudential Intranet site: http://www.group.local/en/Our+business/Our+policies+ and+manuals/Group+Governance+Manual

• The MAGIM and M&G Retail Conflicts Policy • The M&G Public Interest Disclosure Code • The M&G Employment Code of Conduct • The M&G Counter Fraud Policy • The M&G Information Security Code of Practice

Each of these is available on the M&G Source Intranet site: http://www.mandg.local/quest/press/manuals/Central% 20Risk/Central%20Risk%20Menu.html http://thesource.mandg-im.intranet/default.aspx

If you require further information on these or other policies you should ask either your line manager or your HR representative. PRUPIM staff should check with PRUPIM Compliance as to which policies apply to PRUPIM staff.

1.6 Definitions

Access Person

An Employee who works in (i) Governors House or New Fetter Lane or City Place House, or (ii) who works elsewhere and has access to certain systems which contain details of transactions undertaken by MAGIM or PRUPIM on behalf of its clients including; FODB, Quasar, LatentZero, CAMS, STP or PRIME.

Aggregate Value Exemption

If the aggregate value of your personal account deal (the transaction) does not exceed: • £10,000 of securities with a market capitalisation between £500million and £1billion; or • £25,000 for securities with a market capitalisation between £1billion and £5billion; or • £50,000 for securities with a market capitalisation greater than £5billion.

Then you are only required to ensure that Boxes 1 and Box 2 are completed on the Appendix B - Request For Permission To Deal Form.

Please Note: this exemption does not apply to an Equities Investment Professional and nor does it apply to any Initial Public Offering or Private Placement.

If however the aggregate value of your transaction exceeds these limits then you will need to ensure that Boxes 3 and 4 are completed on the Appendix B -Request For Permission To Deal Form.

6	M&G Code of Ethics

Approving Signatory

An Approving Signatory is a Senior Fund Manager within either Equities or Fixed Income who is authorised to approve an Access Person’s Request For Permission To Deal Form where the Aggregate Value Exemption requirement does not apply and is required to approve all Equities Investment Professionals or their Connected Persons Requests For Permission To Deal Form.

Beneficial Interest

Generally includes ownership of securities from which a person enjoys some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner. You are considered to have a Beneficial Interest in: • securities which you hold for your own benefit in bearer form, registered in your own name or otherwise, whether or not the securities are owned individually or jointly; • securities held where you have instructed/arranged/ influenced others eg: your spouse, minor children or other dependent relatives to hold securities in their name for you; (See also Connected Person section below) • securities held by others for your benefit, such as securities held by a Trustee, executor or administrator or by custodians, brokers or relatives, or by Share clubs of which you are a member; • securities owned by a partnership of which you are a member, unless that partnership has delegated fund management to an independent manager to whom full discretion is granted; • securities held by a corporation which can be regarded as your personal holding company; and • securities recently purchased by you and awaiting transfer into your name.

‘Beneficial Interest’ does not include ownership of securities over which you have a substantial measure of control but in which neither you nor your family have any direct or indirect beneficial interest (ie securities held by a Trust of which you are Trustee but not a direct or indirect beneficiary).

Code of Market Conduct

The Code of Market Conduct (published by the FSA) sets out, amongst other matters, behaviours that are likely to constitute market abuse. The full text can be found on the FSA website at - http://fsahandbook.info/ FSA/html/handbook/MAR.

Connected Person

Anyone whose investment decisions the Access person influences (other than as a customer of M&G).

If you do not exercise any influence on the investment decisions or receive any Beneficial Interest then that person need not be considered a Connected Person.

If as an Employee you have influence over that person’s judgment or advise that person as to how to invest his/her property or procure any rights or Beneficial Interest attached to their investments then that person is deemed to be a Connected Person and you will need to seek pre-clearance for any relevant transactions undertaken by the Connected Person. In addition you will also be required to seek to ensure that the Connected Person adheres to the reporting requirements set out in Section 4.

Examples of a Connected Person are your spouse, partner, cohabiter, or child, stepchild or adopted child under the age of 18.

A Connected Person may also be any of the following: • a company in which one or more Employees and/ or any Connected Person has an interest in 20% or more of the equity capital or is entitled to exercise or control more than 20% of the voting power; • a Trustee of a trust under which an Employee, his/ her spouse, child, stepchild or adopted child under the age of 18, or a company as defined above, is a beneficiary or a discretionary object, and • a trust of which an Employee or Connected Person is a settlor.

M&G Code of Ethics 7

However, if you are registered as a CF30 with the FSA and work in Equities, all persons who share your household are deemed to be a Connected Person for the purpose of the annual reporting requirements set out in Section 4.

Note: Whether you have influence over or procure any rights or benefits from a Connected Person is dependent on your judgment. The point you must take very seriously as an Access Person, is that if it subsequently becomes clear that you did have influence and have exerted it, or have received benefit from the investment, and if the Code has not been complied with then that will be considered as a breach of the Code.

A Security does include, but only for reporting purposes, investments in Unit Trusts, OEICS, and unitised savings products managed by Prudential or M&G. Tables 1 and 2 sets this information out in detail, but if you have any uncertainty as to whether an investment falls within scope, please contact MAGIM Compliance for guidance.

Supervised Person

Is any Employee who works for M&G.

US Federal Securities Laws

These are set out in Appendix G.

Employee

Any person who is employed by M&G, PRUPIM or
PGDS, including a contractor who is on a contract of
more than one month.

Equities Investment Professional

An Equities Investment Professional (EIP) is a person
who works within the Equities Business Unit.

Security

A Security is defined very broadly for the purposes
of this Code. It means any ordinary share note,
stock, bond, debenture, investment contract or limited
partnership interest and includes any rights to acquire
or dispose of any security (i.e. options, warrants,
futures contracts) and investments in investment
funds and hedge funds. Investments in commodity
derivatives, currency derivatives, SIPPs, AVCs, FSAVCs
and FURBs are to be treated as a Security.

A Security does not include contributions by salary
deductions to M&G or Prudential staff pension
schemes or any contribution to your AVC accounts
linked to either of these schemes. Neither does it
include investments in unit Trusts, OEICS, unitised
savings products not managed by Prudential or M&G
and nor does it include any product issued by National
Savings and Investments.

8	M&G Code of Ethics

2 Personal account dealing –access persons

2.1 General

As an Access Person you are required to seek pre-clearance from M&G before undertaking a personal account deal.

The next sections set out in detail:

a. what constitutes a personal account deal;

A flowchart of the process to be followed can be found at Appendix A.

2.2 What is a personal account deal?

A personal account deal is a transaction undertaken by either you or a Connected Person in an investment that requires you to seek pre-clearance from M&G before undertaking the transaction - see Table 2 on page 21/22.

The reason for this requirement is that M&G is required to have procedures to control your personal account dealing so that there is an assurance that these do not:

a. conflict with investment transactions being undertaken by M&G;

b. breach any restrictions on dealing which M&G may have in place at that time.

If you have a discretionary managed account and provided that the portfolio is individually managed by a reputable independent manager to whom full investment discretion is granted and that you do not participate or influence investment decisions and you are not aware of such decisions until after the transactions are effected then these transactions are not considered to be a personal account deal. You must supply to Compliance a copy of the agreement you have with the manager as evidence that he has full discretion over the assets.

Access Persons and their Connected Persons are strictly prohibited from:

a. dealing in a security on the M&G Restricted Dealing List (RDL);

b. dealing when in possession of information which if publicly known would materially impact the price of the security, commonly know as material non-public information ("MNPI") or price sensitive information ("PSI"), see for example the PRUPIM Chinese Wall Policy;

c. dealing in a 'fund' managed by M&G which can be traded on an agreed basis with another party without reference to its next formal pricing point, for example shares in Episode;

d. dealing in contravention of The FSA's Code of Market Conduct,

e. dealing in contravention of US Federal Securities Laws;

f. undertaking bear or short transactions - that is the sale of an investment not already owned;

g. "taking" money for conventional options and undertaking sales of traded options unless they are fully covered by stock or cash margin;

h. trading options on considerations of a short-term nature on Prudential plc shares;

i. acquiring any security in a privatisation or new issue unless the application is made on a public application form which does not show that the applicant is associated with M&G. Multiple applications by an individual for new issues are prohibited;

j. buying or selling, or selling and buying the same (or equivalent) securities within 7-business days. An exception to this restriction is where a "stop/loss" instruction, placed by an individual with a broker at the time of placing a relevant trade is triggered;

k. unless otherwise agreed, seeking and obtaining credit or special dealing facilities with a broker or counterparty; and

M&G Code of Ethics 9

It should be noted that Access Persons and Connected Persons are discouraged from short term dealing. Normally M&G would expect investments to be held for a minimum of sixty days. If repeated short term trades are identified then the individual concerned may be required to explain to Compliance in writing, with supporting evidence, the reasons for the trades and may in future be required to document those reasons before dealing.

The ban on spread betting and contracts for difference in financial instruments does not apply to such betting in relation to sporting events but such bets should be placed in an employees own time and not from the office or using company equipment.

2.4	What you need to do when
undertaking a personal account
deal
2.4.1	All Access and Connected Persons,
other than Equity Investment
Professionals

After considering the matters in the preceding section and having satisfied yourself that in requesting permission to undertake a personal account deal, you will not breach those requirements, you should complete the Request For Permission To Deal Form (RFPTD). This form can be found at Appendix B.

First complete Box 1 of the RFPTD.

If your transaction is in a listed security and it meets the Aggregate Value Exemption, you should take the RFPTD, depending on the type of transaction, to either the Equity or Fixed Income Dealing Desk, requesting them to complete Box 2. If the Dealing Desk complete Box 2, you are free either to complete the transaction within 24 hours or to place your instruction, which includes posting it, within 24 hours.

If the Dealing Desk decline to complete Box 2 you may reapply for permission to deal after 24 hours has elapsed since your last request. No reason will be given to you as to why permission has been refused. The relevant Dealer should forward a copy of any RFPTD form that they have declined to complete to MAGIM Compliance.

If your transaction does not meet the Aggregate Value Exemption, then after completing Box 1, you should take the RFPTD to the relevant Dealing Desk requesting that they complete both Boxes 2 and 3.

If the Dealing Desk decline to complete Box 2 then you are not able to deal but you may reapply for permission to deal after 24 hours has elapsed since your last request.

If when completing Box 3, the Dealing Desk identify that transactions have been undertaken in the last 2 business days or there is currently an open order in the market then permission to deal will be refused. You may reapply for permission to deal after 24 hours has elapsed since your last request.

If the Dealing Desk complete Box 2 and indicate in Box 3 that there has been no trading in the last two days and that there are no open orders in the market, you are then required to get Box 4 completed by an Approving Signatory.

The Approving Signatory will confirm to you either that it is acceptable for you to deal or that it is not. If permission is refused by an Approving Signatory, then you may not reapply for at least 48 hours after permission was refused.

It should be noted that both the Equity and Fixed Income Dealing Desks or the Approving Signatory can exercise the right to decline the order if he or she feels a possible conflict exists, or may be seen to exist, thus potentially harming M&G’s reputation.

In certain circumstances, for example where you are not located in Governors House or are working from home or on annual leave, permission for Equities can be sought from the Equities Dealing Desk by e-mailing DLMAGDEALERS@mandg.co.uk or internally you can send to MAGIM Dealing Desk. For Fixed Income please e-mail Fixed Income Credit Dealing and The Dealing Desk will then either grant or decline permission via e-mail. If your deal exceeds the Aggregate Value Exemption, you will be required to seek e-mail approval from an Approving Signatory.

10	M&G Code of Ethics

Note: If permission is obtained via e-mail rather than via physical signature, you are required to complete the RFPTD, attaching the relevant e-mail(s) from the Dealing Desk and where applicable the Approving Signatory (instead of having the RFPTD form signed by these parties), and provide these documents to MAGIM Compliance as soon as possible and in any event no later than 10 calendar days after the date the transaction took place.

2.4.2 All Equity Investment Professionals

For all Equity Investment Professionals (EIPs), there are additional restrictions and pre-clearance requirements that need to be considered before undertaking a transaction.

An EIP or Connected Person should not undertake a personal transaction in a financial instrument about which the EIP has made a recommendation until at least two business days after the issue of the formal recommendation. To evidence that a formal recommendation has been made it must be issued on a recognised means of internal communication, ie on ‘The Source’, or e-mailed to the wider investment team. For the sake of clarity, a recommendation made at the morning meeting will be deemed to meet this requirement when the minutes of that meeting are issued.

An EIP or Connected Person should not undertake a personal account transaction in the financial instrument if he/she is about to make a recommendation or is aware that another EIP is about to make a recommendation about that company.

Process for an EIP or Connected Person who wants to transact an order which falls outside the Aggregate value Exemption criteria

Boxes 2,3 and 4 of the pre-clearance form must be completed and signed-off.

If the Dealing Desk decline to complete Box 2 or 3 you may reapply for permission to deal after 24 hours has elapsed since your last request. No reason for the refusal will be given to you.

Process for an EIP or Connected Person who wants to transact an order size which falls within the Aggregate value exemption criteria

Boxes 2 & 4 must be completed and signed-off. In relation to Box 3, the Dealing Desk will attach the information specified in Box 3, so as to assist management with the completion of Box 4

As before, if the Dealing Desk decline to complete Box 2 you may reapply for permission to deal after 24 hours has elapsed since your last request. No reason for the refusal will be given to you.

The ultimate decision to approve or deny the trade sits with the approved signatory as part of completing Box 4. Where a trade permission is denied you may reapply for permission to deal after 24 hours has elapsed since your last request.

It should be noted that the relevant Dealing Desk or the Approving Signatory can exercise the right to decline the order if it is felt a possible conflict exists, or may be seen to exist, thus potentially harming M&G’s reputation.

2.5	What you have to do once you
have completed your personal
account deal

If permission to deal is granted you must forward the original RFPTD form to MAGIM Compliance. A copy of the contract note must then be supplied promptly to MAGIM Compliance as soon as possible after its receipt and in any event no later than 10 calendar days after the date the transaction took place. You may instruct your broker or trading platform to send copy contract notes direct to MAGIM Compliance at Governors House. If permission to deal is not granted, the relevant Dealer should forward a copy of any RFPTD form that they have declined to complete to MAGIM Compliance.

M&G Code of Ethics 11

3 Personal account dealing –employees

The ban on spread betting and contracts for difference
in financial instruments does not apply to such betting
in relation to sporting events but such bets should be
placed in an employees own time and not from the
office or using company equipment.

3.4	What you need to do when
undertaking a personal account
deal

After considering the matters in the preceding section
and if you are satisfied that in undertaking a personal
account deal you will not breach those requirements,
you should complete the Request For Permission
To Deal Form (RFPTD). This form can be found at
Appendix B. As there is no requirement for pre-
clearance, you may then proceed with your deal.

3.5	What you have to do once you
have completed your personal
account deal

Once you have completed your personal account
deal you should complete Box 1 only on the RFPTD
form and attach a copy of the related contract note
and send these to MAGIM Compliance as soon as
possible and in any event no later than 10 calendar
days after the date the transaction took place. You
may instruct your broker or trading platform to send
copy contract notes direct to MAGIM Compliance at
Governors House.

M&G Code of Ethics 13

4 Securities reporting –access persons

4.5 Additional requirement for
Equity Dealers and Fund
Managers of US based Clients
(Vanguard and Jackson)
registered as a CF30 with
the FSA

All Equity Dealers and Fund Managers of US based
clients are additionally required to report all personal
trades in Authorised Unit Trusts and Open Ended
Investment Companies irrespective of who the
Authorised Fund Manager is.

M&G Code of Ethics 15

5 Personal associations

6 Gifts and benefits

6.1 General

This section applies to all Employees.

Due to the nature of our business and our market position, it has always been important that we ensure that we operate honestly, fairly and professionally in accordance with the best interests of our clients and also that in our dealings with third parties we do nothing that might encourage them to act other than in the best interests of their clients. Our Gifts and Benefits policy has been specifically designed to reflect this as well as complying with the FSA’s detailed Conduct of Business Rules in relation to Inducements.

6.2 Inducement

The FSA’s Rule on Inducements specifies those monetary and non-monetary benefits that can be provided to and received from third parties in connection with the carrying out of investment business.

In the normal course of business both the receiving and giving of gifts and, in particular, hospitality, are a natural and accepted business practice, cementing partnerships and improving local relations. Naturally, this is acceptable where the gift or hospitality is not excessive, is in proportion to the nature of the relationship and will not induce the recipient to place business with or favour the person giving the hospitality.

The FSA specifies a list of non-monetary benefits that can be provided to third parties including the provision of training facilities, the reimbursement of travelling and accommodation expenses, the provision of product information etc and Compliance can provide detailed guidance with regard to this.

6.3 Guidelines

Responsibility rests with the individual and the attached criteria surrounding restrictions and thresholds have been provided in order to give guidance on what the company has determined is acceptable by the way of giving or receiving a gift or benefit. Details of the criteria can be found on the Gifts and Benefits form, see Appendix F. However it is worth considering the following general principles:

• no gift or benefit offered or received should be one
that you would not be willing for the media to be
aware of;
• care should be taken where a gift or benefit offered
or received cannot be reciprocated;
• care should be taken when receiving a gift or
benefit from a person or organisation where there
is no existing relationship;
• you should be mindful as to how the gift or benefit
will be perceived by others;
• if you are arranging a corporate event on behalf
of M&G then this should be discussed with your
Manager and Compliance before proceeding.

6.4 Approval

Where a gift or hospitality received or given meets the criteria set out in Appendix F, it must be formally declared by the individual completing the Gifts and Benefits form at Appendix F but you should note that final approval will always be at the Manager’s discretion. This may mean in certain situations you will have to forgo the gift or hospitality or make a personal contribution toward the gift or hospitality that has been offered. PRUPIM staff should continue to use their existing Gifts and Hospitality spreadsheet.

6.5 Managers responsibility

Prior to approving a gift or benefit Managers should review the Gifts and Benefits form request taking the following points into account:

• whether your acceptance or provision of the gift or
benefit presents a conflict of interest;
• the frequency of gifts and hospitality accepted or
provided by you in a given period;
• the frequency of gifts and hospitality offered to or
by the company in a given period, and
• consistency with other managers, particularly in
regard to group events and whether annual leave
was used to attend.

M&G Code of Ethics 17

6.6	Approved Gifts and Benefits
forms

Once you have received approval you should submit
the completed Gifts and Benefits form to MAGIM
Compliance. PRUPIM staff should continue to send
their forms to PRUPIM line managers for approval.

6.7 Record Keeping

The FSA has specified record keeping requirements
for Inducements including gifts and benefits. As far
as the receipt of gifts and benefits is concerned, the
completed Gifts and Benefits form will suffice and
will be retained for at least five years by MAGIM
Compliance. As far as the provision of gifts and
benefits is concerned, M&G is required to retain records
of all gifts and benefits provided to third parties
irrespective of value. Thus records of all benefits
provided to third parties including entertaining, costs
of providing training, reimbursement of travelling
and accommodation costs etc must be retained for a
period of five years. This will normally be satisfied by
the proper completion of the monthly expense return.

18	M&G Code of Ethics

7 Administration

7.1 Controls

The Legal and Compliance Director of MAGIM (who
is the Company’s Chief Compliance Officer for SEC
purposes) will undertake an annual review of this Code
to determine that it remains relevant and has been
adhered to in the preceding twelve months, and make
any recommendations for improvement.

The Chief Compliance Officer will ensure that the
Code is subject to proper version control and maintain
records to show the issue of new versions to all
affected employees.

7.2 Records

Compliance will maintain, on a secure computer file,
in accordance with the M&G Information Security
Policy, sufficient details of all personal account dealing
transactions. Personal Investment Reporting and any
other associated documentation provided with these
returns will be held in a secure cabinet with access
restricted to members of MAGIM Compliance.

Records will be securely stored and maintained for
a period of 6 years, after which time they will be
destroyed via a high security certified document
destruction company.

M&G Code of Ethics 19

Table 1:

How the Code applies to you

If you do not work in Governors House, New Fetter Lane or City Place House but you have access to certain systems which contain details of transactions undertaken by MAGIM or PRUPIM on behalf of its clients including; FODB, Quasar, LatentZero, CAMS, STP or PRIME, then you will be an Access Person.

Table 2:

Financial instruments and their reporting requirements

Action
Item	Before	Immediately	Within 30 days of	Annual within 30
	Dealing	After Dealing	end of calendar	days of year end
quarter

1. Pensions (including SIPPs, FURBs, AVCs, FSAVCs
etc) holding securities – look through to underlying	Dependent on underlying investments / follow appropriate line below security. See also 5. and 7.a and 7.c for pensions
holding funds.

2. Tax wrappers ie PEPs, ISAs, Child Trust Funds
(CTFs), holding securities – look through to	Dependent on underlying investments / follow appropriate line below underlying security.

3. Securities (and any derivatives thereof), both	Complete the	Supply MAGIM	Nothing	Report all holdings
publicly traded and private (other than individually	Request For	Compliance	additional	as at a date no
described below), eg common equity shares,	Permission To	with a copy of		earlier than the
preference shares ETFs, corporate bonds, warrants,	Deal Form with	the Request		30th November of
venture capital trusts, investment trusts and	Dealing Desk	For Permission		that year
enterprise investment schemes.	and Approving	To Deal Form
	Signatory sign-	and contract
	off as required	note within
ten calendar
days of the
transaction

4. Government bonds (and any derivatives thereof),	Nothing	Supply MAGIM	Nothing	Report all holdings
commodity derivatives (exchange traded or OTC)		Compliance	additional	as at a date no
exchange traded currency derivatives and index		with a copy of		earlier than the
trades (ie index ETF)		contract note		30th November of
		within ten		that year
days of the
transaction

5. Mutual funds eg UK authorised unit trusts, OEICS	Nothing	Nothing	Report	Report all holdings
and unit linked life products (other than as			transactions in	as at a date no
exempted in 7.b below).			the past quarter,	earlier than the
			or supply regular	30th November of
			statements as they	that year
become available
6. If your transaction is the result of:	Nothing	Nothing	Nothing	Report all holdings
a. The acceptance of an offer to subscribe for				as at a date no
securities under a rights issue or a scrip issue on				earlier than the
an existing holding;				30th November of
b. The disposal of such rights in nil-paid form;				that year
c. The acceptance of a take-over offer;
d. Purchases or sales which are automatic in
nature, including automatic investment plans
and buy outs; or
e. Part of an automatic dividend or tax reclaim
reinvestment plan including the setting up of
such a plan.

M&G Code of Ethics 21

Table 2 (continued): Financial instruments and their reporting requirements

Action
Item		Before	Immediately	Within 30 days of	Annual within 30
		Dealing	After Dealing	end of calendar	days of year end
quarter

7. The following do not require any reporting and no		Nothing	Nothing	Nothing	Nothing
pre-clearance is required:
a.	Contributions by salary deductions to the
staff pension schemes of either Prudential
or M&G and any contribution to your AVC
accounts to either of these schemes;
b.	UK Authorised Unit Trusts and OEICS where
Prudential or any of its affiliates is not
involved in the management of the fund,
and the fund is forward priced, or the fund is
historically priced but you request and receive
a forward price.
NB: This exemption does not apply to Equity
Dealers and Fund Managers of US based funds
– see section 4.6 of the Code.
c.	Unit-Linked funds (including those within
pensions) invested solely in UK Authorised
Unit Trusts and OEICS (ie 7.b);
d.	Cash ISAs;
e.	Bankers acceptances, bank certificates of
deposit, commercial paper and high quality
short-term debt instruments, including
repurchase agreements;
f.	Any account over which the you have no
direct or indirect influence or control ie purely
discretionary managed account;
g.	M&G LTIP;
h.	With profits endowment policies;
i.	Prudence bond, or equivalent with profits
product;
j.	Any product issued by the National Savings and
Investments;
k.	Child bonds, but note CTFs are covered under
2. above;
l.	Prudential SAYE until you exercise your option
(thereafter treat as equities); and
m. Spread betting on non-financials, for example
cricket.
NB: Spread Betting on Financial Instruments is
strictly prohibited.

Appendix A:
Personal Account dealing

You wish to undertake a Personal Account Trade in a specified security
Are you based in Governor's House, New Fetter Lane or City Place House?
No
Yes
Do you have access to FODB, LatentZero, Quasar, CAMS, STP or PRIME?
Complete your Request for Permission to Deal Form
No
Yes
Obtain permission from the Dealing Desk
Obtain permission from the Dealing Desk
Permission granted
No
Yes
Reapply after 24 hours
Are you an Equities Investment Professional
Yes
No
Does the transaction meet the Aggregate Value Exemption
No
Yes
Request that the Dealing Desk complete Box 3 and an Authorising Signatory (see FRPTD) complete Box 4 of the RFPTD
Complete your deal within 24 hours either by executing with your broker or sending your instruction in the post. Submit your RFPTD to MAGIM Compliance. Submit within 10 days a copy of the associated contract note

M&G Code of Ethics 23

Appendix B:

Request for permission to deal (RFPTD)

Appendix B (continued): Request for permission to deal (RFPTD)

Appendix C:

Statement of investments held

Appendix C (continued): Statement of investments held

To: MAGIM Compliance

From

Date

D D M M Y Y Y Y

Table 1 **ACCOUNTS HELD**

Please list all stock brokers accounts, PEP/ISAs, and other unitised investments in which you have a Beneficial Interest.

ALL BOXES MUST BE COMPLETED

Name of Broker/Manager	Name on account	Account number

Table 2 **HOLDINGS**

Please list, on the table below, all securities in which you or any Connected Person have a Beneficial Interest.

Name of Security	Type of Security[1]	Exchange Ticker Symbol or CUSIP	Number of Shares or Principal[2] Amount	Held Directly/ Brokerage Firm Where Held

[1] Insert the following symbol as to indicate the types of security held: E – Equity, D – Debt, X – Other

[2] For debt securities

NOTE: CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

I certify that the statements made by me on this form are true and complete, and correct to the best of my knowledge and belief and are made in good faith.

Name

Signature

Date

D D M M Y Y Y Y

*Notes: This information will be stored in locked cabinets to which only Compliance staff have access. As the volume of information stored grows it will be archived in a secure fashion. The definition of Transactions that must be reported is DIFFERENT from what needs to be pre-cleared. Unit Trusts, OEICS, and other unitised investments fall outside the Pre-clearance regime but within the REPORTING regime. They MUST be reported by **Access Persons** on a quarterly basis.*

M&G Code of Ethics 27

Appendix D:

Statement of transactions during the quarter

Statement of transactions during the quarter ended:

D D M M Y Y Y Y

To: MAGIM Compliance

From: Name

Date

D D M M Y Y Y Y

Department

Telephone

I have previously reported the following matters for all Transactions in securities covered by the pre-clearance requirements detailed in Section 2 during the Quarter.

The report below details those Transactions which fall outside the pre-clearance regime, see Table 2.

I also confirm that I have reported any brokerage accounts established during the Quarter or since I last submitted a Statement of Securities Held.

Type of investment	Where investment held	Transactions in the quarter

Signature

Date

D D M M Y Y Y Y

Notes: The definition of Transactions that must be reported is DIFFERENT from what needs to be pre-cleared. Transactions in Unit Trusts, OEICS, and other unitised investments fall outside the Pre-clearance regime but within the REPORTING regime. They MUST be reported by Access Persons on a quarterly basis. This information will be stored in locked cabinets to which only Compliance staff have access. As the volume of information stored grows it will be archived in a secure fashion.

28 M&G Code of Ethics

Appendix E: Personal Association

This form must be completed in full for each reportable personal association you have, or wish to enter into.

Name of Person declaring Personal Association

Date

D D M M Y Y Y Y

Department

Telephone

Details of the Personal Association and when it commences / expected to commence

I confirm that the personal association detailed above will not influence my behaviours in ensuring that the interests of M&G and its clients are not compromised.

Signed by person declaring the Personal Association

Date

D D M M Y Y Y Y

Reviewed / Approved by Business Unit CEO

Department and position

Signed

Date

D D M M Y Y Y Y

Note: Please submit the approved copy to MAGIM Compliance.

M&G Code of Ethics 29

Appendix F:

Gifts and benefits form

This form must be completed in full for all gifts and benefits (hospitality) either received or given. Once completed, please return to MAGIM Compliance in Governors House.

Gifts and benefits authorisation and reporting rules:

- Up to a value of £50 you may accept these gifts and you do not need to declare them.
- Between £50 - £100 you may accept these gifts and you must declare them (retrospective manager signoff is permitted).
- More than £100 (or attendance at an unhosted sports events and social hospitality events) should not be accepted or given, unless approved by Head of Business Unit **prior** to the date of the event and that you declare them no later than five days after the event or receipt of the gift/benefit.

Nature of gift or benefit

Estimated value of gift or benefit

Date the gift or benefit was given ☐ or received ☐

DD MM YYYY

Was the gift or benefit given ☐ or received ☐

Broker/Company/Individual making the offer or
Broker/Company/Individual given to

I confirm that:

☐ acceptance of the above Gift or Benefit will not induce me to carry out an activity with the party making the offer, which would conflict with the interests of M&G or its clients, or

☐ the giving of the Gift or Benefit will not knowingly influence the person receiving it to be conflicted in their dealings with M&G

Name of person receiving the gift or benefit, or name of the person who gave the gift or benefit on behalf of M&G *(please print)*

Department

Telephone

Signed by recipient

Date

DD MM YYYY

Approved by *(please print)*

Signed by Line Manager

Date

DD MM YYYY

30 M&G Code of Ethics

Appendix F (continued):
Gifts and benefits form

Hospitality acceptance criteria

Everyday business lunches - you may attend or provide these events and you do not need to declare them. However, you should bear in mind the frequency of such events with the same person.

Individual invitations to social or sporting events, theatre visits, foreign travel, charity dinners etc you may accept or give these invitations, providing that approval is sought before the event from your manager and you must declare them.

Ticketed events are considered gifts unless the giver/host is present at the event.

Group invitations to social or sporting events such as cricket and football matches with business partners you may accept or provide these invitations, providing that approval is sought before the event from your manager and the co-ordinator of the event, if hosted by M&G, must declare and detail all attendees.

Sponsorship

It is acceptable that an individual may receive:

• sponsorship in the form of travel and accommodation expenses to enable investment professionals to attend an occasional research trip either in the UK or overseas • sponsorship in the form of travel, accommodation and seminar / conference expenses to enable investment professionals to attend an occasional seminar/conference either in the UK or overseas.

Subject to the recipient of the sponsorship receiving prior approval from the Head of the Business Unit and that the event meets the following criteria:

• the event for which you are being sponsored should have a definite work agenda; it is expected that at least 7 hours per day will be spent on work related activities. It is expected that travel, accommodation and expenses for days without a definite work agenda will be paid for by the employee • that only one event per investment bank, broker (counterparty), and company, is received per quarter.

• that full details of the sponsorship, in particular its £ value together with detailed timetable clearly summarising the work and social elements of the event must be recorded on the Gifts and Benefits form All completed and authorised forms must be sent to MAGIM Compliance.

M&G Code of Ethics 31

Appendix G:
Federal Securities Laws

The following are considered to be the Federal Securities Laws:

Securities Act of 1933

Often referred to as the “truth in securities” law, the Securities Act of 1933 has two basic objectives:

Require that investors receive financial and other significant information concerning securities being offered for public sale; and Prohibit deceit, misrepresentations, and other fraud in the sale of securities.

Securities Exchange Act of 1934

With this Act, Congress created the Securities and Exchange Commission. The Act empowers the SEC with broad authority over all aspects of the securities industry. This includes the power to register, regulate, and oversee brokerage firms, transfer agents, and clearing agencies as well as the nation’s securities self regulatory organisations (SROs). The various stock exchanges, such as the New York Stock Exchange, and American Stock Exchange are SROs. The National Association of Securities Dealers, which operates the NASDAQ system, is also an SRO.

The Act also identifies and prohibits certain types of conduct in the markets and provides the Commission with disciplinary powers over regulated entities and persons associated with them.

The Act also empowers the SEC to require periodic reporting of information by companies with publicly traded securities.

Trust Indenture Act of 1939

This Act applies to debt securities such as bonds, debentures, and notes that are offered for public sale. Even though such securities may be registered under the Securities Act, they may not be offered for sale to the public unless a formal agreement between the issuer of bonds and the bondholder, known as the trust indenture, conforms to the standards of this Act.

Investment Company Act of 1940

This Act regulates the organisation of companies, including mutual funds, that engage primarily in investing, reinvesting, and trading in securities, and whose own securities are offered to the investing public. The regulation is designed to minimise conflicts of interest that arise in these complex operations. The Act requires these companies to disclose their financial condition and investment policies to investors when stock is initially sold and, subsequently, on a regular basis. The focus of this Act is on disclosure to the investing public of information about the fund and its investment objectives, as well as on investment company structure and operations. It is important to remember that the Act does not permit the SEC to directly supervise the investment decisions or activities of these companies or judge the merits of their investments.

Investment Advisers Act of 1940

This law regulates investment advisers. With certain exceptions, this Act requires that firms or sole practitioners compensated for advising others about securities investments must register with the SEC and conform to regulations designed to protect investors. Since the Act was amended in 1996, generally only advisers who have at least $25 million of assets under management or advise a registered investment company must register with the Commission.

Sarbanes-Oxley Act of 2002

On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, which he characterized as “the most far reaching reforms of American business practices since the time of Franklin Delano Roosevelt.” The Act mandated a number of reforms to enhance corporate responsibility, enhance financial disclosures and combat corporate and accounting fraud, and created the “Public Company Accounting Oversight Board,” also known as the PCAOB, to oversee the activities of the auditing profession.

32	M&G Code of Ethics

Version Control

Date approved	Version	Owner	Changes	Date issued
	number
	2008/01	AJA	Draft for circulation to the M&G Board	26/09/08
	2008/T	AJA	Updated for comments, version for Training development	21/10/08
	2008/12	AJA	Updated to include further comments from MAGIM
			Compliance (Anthony Ashplant, Claire Higgins and Tom Spender).
			To be circulated to MAGIM Board for final Review and approval.	17/12/08
	2009/01	AJA	Final version for review by Board	13/02/09
	2009/02	LE	Final Version updated for typos etc.	16.03.09
	2009/03	LE	Changes made to Gifts form, Table 2, RFPTD form etc.	23.06.09
	2009/04	LE	Numbering put back in. Changed date to 1 July 09	29.06.09
	2009/05	SC	Page 16 CEO instead of Director. Amendments to Table 2.	15.09.09
			Appendix E changed.
	2010/01	SC	Changes made to pages 7, 8, 15 and 26	10.03.10
	2010/02	SC	Changes made to pages 7 and 30

M&G Code of Ethics 33

Issued by M&G Financial Services Limited and M&G Securities Limited which are both authorised and regulated by the Financial Services Authority and provide PEPs, ISAs and other investments. The registered office of both companies is Laurence Pountney Hill, London EC4R 0HH. M&G Financial Services Limited is registered in England No. 923891. M&G Securities Limited is registered in England No. 90776. JUL 10 / 29295